Exhibit 99.1
Corporate Media Contact:
Kelley Childrey
Manning, Selvage and Lee
323-866-6003
kelley.childrey@mslpr.com
Investor Relations Contact:
Cheryl Monblatt Allen
Artes Medical
858-550-9999
callen@artesmedical.com
ARTES MEDICAL DEFEATS EFFORTS BY DISSIDENT STOCKHOLDERS IN COURT:
DISSIDENT STOCKHOLDERS REFUSE TO APPEAR AT ANNUAL MEETING
AFTER LOSING IN FEDERAL COURT
     San Diego, Calif., October 30, 2008 — Artes Medical, Inc. (Nasdaq: ARTE), a medical aesthetics company, today announced that it temporarily adjourned its annual meeting of stockholders until November 13, 2008. The annual meeting will be reconvened at 10:00 a.m. at the Company’s corporate offices located at 5870 Pacific Center Blvd., San Diego, California 92121.
     The temporary adjournment of the annual meeting follows on the heels of two victories by the Company in Federal Court on October 29, 2008 in cases brought by dissident stockholders. In one case, a dissident stockholder, Barry Rubin, sought to disenfranchise the stockholders who had invested in the Company’s recent private placement by asking the Federal Court to prevent these shares from being voted at the annual meeting. The Federal Court ruled against Rubin, clearing the way for these stockholders to participate at the annual meeting.
     In the other case, dissident stockholder H. Michael Shack sought an order that effectively would require the Company to put before the stockholders his slate of directors and bylaw and other governance changes. On August 29, 2008, the Company issued its preliminary proxy statement which explained that Shack’s nominations and proposals would not be put before the stockholders because he had failed to comply with the corporate governance provisions contained in the Company’s stockholder-approved bylaws. At the hearing yesterday, the Federal Court ruled against Shack and denied his application for a temporary restraining order.
     Having lost in Federal Court, Shack failed to appear at the annual meeting or deliver the proxies he had collected. The Company has been informed that had Shack appeared or delivered the proxies, a quorum would have been present, and the Company’s director nominees would have been successfully elected. Shack had represented in the proxy materials he filed with the Securities and Exchange Commission and in his court pleadings that he intended to attend the annual meeting and vote the shares he represented by proxy.
     As a result of the temporary adjournment, under the laws of Delaware and the Company’s bylaws, John Costantino and Christopher J. Reinhard will continue to serve as directors on the Company’s board.
     “It is ironic that while the dissident proxy organizer Shack and his group have been very vocal about their voting rights, after they lost in Federal Court, they refused to participate in the Annual Meeting in what appears to be a calculated attempt to prevent the Company from achieving a quorum, which prevented other shareholders from voting their shares today,” noted Christopher J. Reinhard, the Company’s Executive Chairman. “The result of this delay will be to needlessly increase the Company’s expenses at time that Shack knows the Company can ill afford it. As we have stated in our public filings, Shack and his group are attempting to establish their control over the Company without paying the Company’s stockholders an adequate and fair acquisition price or a control premium. We remain open to any proposal involving a strategic alternative that would maximize value for our stockholders, including a potential change of control transaction, and we encourage Shack, Rubin and others to consider this course of action , rather than seeking to circumvent the orderly affairs and processes of the Company, if they wish to obtain control over the direction of Artes.”
About Artes Medical, Inc.
     Artes Medical is a medical aesthetics company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for the dermatology and plastic surgery markets. The Company’s flagship product, ArteFill, is being marketed to men and women as a treatment option for the correction of nasolabial folds. Additional information about Artes Medical and ArteFill is available at www.artesmedical.com and www.artefill.com.
Forward-Looking Statements
     This press release contains forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management and Board of Directors. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the ultimate outcome of the lawsuits by Rubin and Shack, the Company’s ability to hold an annual meeting, the Company’s ability to continue to meet Nasdaq listing requirements, the Company’s history of net losses, its ability to timely raise additional funds to support its operations and future product acquisition plans, its ability to manage its operating expenses, its reliance on sales of ArteFill and Elevess, its future receipt of FDA approval to extend the efficacy period of ArteFill beyond six months and eliminate the skin test requirement, and the risk that the Company’s revenue projections may prove incorrect because of unexpected difficulty in generating sales and market acceptance of ArteFill and Elevess, readers are cautioned not to place undue reliance on any forward-looking statements included in this letter to stockholders. A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this press release, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
Important Additional Information
     On September 30, 2008, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2008 annual meeting of stockholders (the “Proxy Statement”). The Company has mailed the Proxy Statement to its stockholders. The Proxy Statement contains important information about the Company and the annual meeting. The Company’s stockholders are urged to read the Proxy Statement carefully. Stockholders can obtain a copy of the Proxy Statement and other documents filed by the Company with the SEC in connection with its 2008 annual meeting of stockholders at the SEC’s website at www.sec.gov or at the Investor Relations section of the Company’s website at www.artesmedical.com. The Company, its directors and its executive officers are deemed participants in the solicitation of proxies from stockholders in connection with the Company’s 2008 annual meeting of stockholders. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement.
Artes Medical® and ArteFill® are registered trademarks of Artes Medical, Inc.